Exhibit 11

                        Computation of Earnings Per Share
                                   (Unaudited)

                            Basic Earnings Per Share



                                                        Three Months Ended                 Nine Months Ended
                                                            September 30,                   September 30,
                                                 -------------------------------    -------------------------------
                                                     1998              1997             1998              1997
                                                     ----              ----             ----              ----

Common shares outstanding entire period             26,567,616        26,813,857       26,567,616        26,813,857

Weighted average shares retired
     upon redemption                                    32,625            51,274          136,304           123,442
                                                  ------------      ------------     ------------      ------------


Total weighted average shares outstanding           26,600,241        26,865,131       26,703,920      $ 26,937,299
                                                  ============      ============     ============      ============

Net income                                        $  2,867,133      $    830,606     $  7,292,192      $  1,767,510
                                                  ============      ============     ============      ============


Basic net income per share                        $        .11      $        .03     $        .27      $        .07
                                                  ============      ============     ============      ============

                        Computation of Earnings Per Share
                                    Unaudited

                           Diluted Earnings Per Share



                                                        Three Months Ended                 Nine Months Ended
                                                            September 30,                   September 30,
                                                 -------------------------------    -------------------------------
                                                     1998              1997             1998              1997
                                                     ----              ----             ----              ----
Weighted average number of common
     shares outstanding                             26,600,241        26,865,131       26,703,920        26,937,299

Shares issuable pursuant to employee stock
     option plan,  less shares  assumed
     repurchased at the average estimated
     fair value during the period                      429,017                --          249,333                --

Shares issuable pursuant to independent
     Producer  option  plan,  less shares
     assumed repurchased at the average
     estimated fair value during the period            234,655                --          137,327                --
                                                  ------------      ------------     ------------      ------------


Number of shares for computation of
     diluted net income per share                   27,263,913        26,865,131       27,090,580        26,937,299
                                                  ============      ============     ============      ============


Net income                                        $  2,867,133      $    830,606     $  7,292,192      $  1,767,510
                                                  ============      ============     ============      ============


Diluted net income per share                      $        .11      $        .03     $        .27      $       .07
                                                  ============      ============     =============     ============